Exhibit 99.1

NEWS RELEASE
	Contacts:	Susser Holdings Corporation
Mary Sullivan, Chief Financial Officer
(361) 884-2463, msullivan@susser.com
Dennard-Lascar Associates
FOR IMMEDIATE RELEASE		Anne Pearson, Senior Vice President
(210) 408-6321, apearson@dennardlascar.com

Susser Holdings to Refinance Senior Notes Utilizing

Cash and New Revolving Credit Facility

Refinancing expected to reduce annual interest expense by $30-$32 million

CORPUS CHRISTI, Texas, April 9, 2013 – Susser Holdings Corporation (NYSE: SUSS) announced today it has closed on a new $500 million revolving credit facility with a variable interest rate initially set at LIBOR plus 200 basis points.

Concurrently, the Company has notified the trustee of its $425 million of 8.5% senior notes due 2016 that it is redeeming the notes effective May 15, 2013. Susser plans to initially use approximately $250 million of the capacity under the new credit facility, along with existing cash, to retire the notes which are callable at a price of 104.25%. Including the $18.1 million call premium and approximately $4 million of transaction expenses, a total of $447 million (plus accrued interest) will be required to retire the notes. The Company expects to recognize a one-time pre-tax charge of approximately $26 million, or $0.76 to $0.78 per diluted share, in connection with the refinancing.

“With the refinancing of our high-yield debt, based on current LIBOR rates, we expect to save an estimated $30 to $32 million of annual pre-tax interest expense, which would add approximately $0.90 to $0.95 to our diluted earnings per share,” said Sam L. Susser, Susser Holdings’ President and Chief Executive Officer.

“The surplus capacity on the new lower-cost revolving credit facility will help us execute our plan to drive long-term growth both organically and through acquisitions,” he said.

The $500 million revolving credit facility includes an accordion feature that would enable the Company to expand it by an additional $100 million, to a total of $600 million, to finance future growth. The facility expires April 8, 2018. Susser Petroleum Partners LP (NYSE: SUSP) has a separate $250 million revolving credit facility that also has a $100 million accordion feature.

Susser Holdings Corporation is a third-generation family led business based in Corpus Christi, Texas that operates more than 560 convenience stores in Texas, New Mexico and Oklahoma under the Stripes® banner. Restaurant service is available in approximately 355 of its stores, primarily under the proprietary Laredo Taco Company® brand. Susser Holdings also is majority owner and owns the general partner of Susser Petroleum Partners LP, which distributes over 1.4 billion gallons of motor fuel annually to Stripes® stores, independently operated consignment locations, convenience stores and retail fuel outlets operated by independent operators and other commercial customers in Texas, New Mexico, Oklahoma and Louisiana.

This news release contains “forward-looking statements.” These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: competitive pressures from convenience stores, gasoline stations, other non-traditional retailers located in our markets and other wholesale fuel distributors; volatility in crude oil and wholesale petroleum costs; increasing consumer preferences for alternative motor fuels, or improvements in fuel efficiency; inability to build or acquire and successfully integrate new stores; dependence on our subsidiaries, including Susser Petroleum Partners LP (the “Partnership”), for cash flow generation; indirect exposure to the Partnership’s business risks, by virtue of our significant relationships with the Partnership; operational limitations arising from our contractual agreements with the Partnership; our substantial indebtedness, and the restrictions imposed by the covenants in respect of that indebtedness; our ability to comply with federal and state regulations including those related to environmental matters and the sale of alcohol and tobacco; dangers inherent in storing and transporting motor fuel; pending or future consumer or other litigation or adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities; wholesale cost increases of tobacco products or future legislation or campaigns to discourage smoking; healthcare reform legislation and regulation; compliance with, or changes in, tax laws-including those impacting the tax treatment of the Partnership; dependence on two principal suppliers for merchandise; dependence on suppliers for credit terms; seasonal trends in the industries in which we operate; dependence on senior management and the ability to attract qualified employees; acts of war and terrorism; dependence on our information technology systems; severe or unfavorable weather conditions; cross-border risks associated with the concentration of our stores in markets bordering Mexico; impairment of goodwill or indefinite lived assets; and other unforeseen factors. For a full discussion of these and other risks and uncertainties, refer to the “Risk Factors” section of the Company’s most recent annual report on Form 10-K and subsequent quarterly filings. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

# # #